AMENDMENT NUMBER 2
TO
THE CANADIAN PACIFIC RAILWAY COMPANY SECONDARY PENSION PLAN
AMENDMENTS EFFECTIVE JANUARY 1, 2015
Effective January 1, 2015,

1.	Add new paragraph 12.11 after paragraph 12.10:

“12.11	Short Life Expectancy
Where a Member has been diagnosed to be terminally ill with a life expectancy of one year or less and the Company’s Chief Medical Officer or his designate provides to the Company a written report that he concurs with the life expectancy of one year or less, then notwithstanding paragraph 4.02, Article 7, Article 11 and paragraph 13.01, the following provisions apply:

(a)
If the Member has reached the Normal Retirement Date or has accrued ten (10) or more years of Pensionable Service, the Member may elect to retire effective the last day of any month following the date the Company’s Chief Medical Officer provides his report, the effective date of the Member’s election to retire shall be the Member’s Retirement Date under the Plan, and the Member shall receive a pension equal in amount to:

(i)	if the Member has no Spouse at the Retirement Date, the pension calculated in accordance with Article 8,

(ii)
if the Member has a Spouse at the Retirement Date and the Spouse has elected in prescribed form to receive the benefit described in clause 10.03(a), and adjusted if applicable in accordance with paragraph 12.09, the pension calculated in accordance with Article 8,

(iii)
if the Member has a Spouse at the Retirement Date and the Spouse has not elected in the manner referred to in clause 10.03(a), the Actuarial Equivalent of the pension calculated in accordance with clause (ii), payable in accordance with clause 10.03(b) or, if the Member elects an optional form of payment, in accordance with paragraph 10.04 as applicable.

(b)
In lieu of the pension provided in subparagraph (a), the Member may elect a transfer in accordance with Article 13 equal to the Actuarial Equivalent lump sum value of such pension, subject to the condition that if the Member has a Spouse, the Spouse must elect in prescribed form to waive his/her right to any benefit from the Plan. The Actuarial Equivalent lump sum value shall be calculated taking into account the actual marital status of the Member and paragraphs 12.07, 12.08 and 12.09 but not taking into account the Member’s life expectancy being one year or less.

(c)
If the Member has not reached the Normal Retirement Date and has not accrued ten (10) or more years of Pensionable Service, the Member may elect to cease membership in the plan on any date following the date the Company’s Chief Medical Officer provides his report, the effective date of the Member’s election shall be the Member’s Date of Cessation of Membership under the Plan regardless of whether the Member has ceased to be an Employee, and the Member shall be entitled to a transfer in accordance with Article 13 equal to the Actuarial Equivalent lump sum value of the Member’s Pension Accrued and payable commencing at the Member’s Normal Retirement Date, subject to the condition that if the Member has a Spouse, the Spouse must elect in prescribed form to waive his/her right to any benefit from the Plan.

In all cases, an Actuarial Equivalent lump sum value calculated in this paragraph 12.11 shall not be less than the value of any benefits that the Member would be eligible to receive under Article 9 or Article 11 at his Retirement Date or Date of Cessation of Membership.”